Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112-0015
212.653.8700 main
212.653.8701 fax
www.sheppardmullin.com

November 20, 2020

VIA ELECTRONIC MAIL

Hepion Pharmaceuticals, Inc.

399 Thornall Street, First Floor

Edison, NJ 08837

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Hepion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-249724), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of up to $35,793,750 of securities of the Company, consisting of (i) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), (iii) the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), (iv) representative’s warrants to purchase shares of Common Stock (the “Representative’s Warrants”) and (v) the shares of Common Stock issuable from time to time upon exercise of the Representative’s Warrants (the “Warrant Shares”), including Shares for which the Underwriters (as defined below) have been granted an over-allotment option. For each Pre-Funded Warrant sold, the number of shares of Common Stock that the Company is offering will be decreased on a one-for-one basis.

The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Representative’s Warrants and the Warrant Shares are collectively referred to as the “Securities.” The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the several underwriters named therein (the “Underwriters”), the form of which has been filed as Exhibit 1.1 to the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We have examined the Registration Statement, including the exhibits filed therewith, and have also examined and relied upon minutes of meetings and resolutions of the board of directors of the Company (the “Board”) as provided to us by the Company, the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon and subject to the foregoing, we are of the opinion that:

I. the Securities have been duly authorized for issuance by all necessary corporate action by the Company;

II. the shares of Common Stock, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable,

III. provided that the Pre-Funded Warrants and Representative’s Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers or placement agent, such Pre-Funded Warrants and Representative’s Warrants, when issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company, and

IV. the shares of Common Stock issuable pursuant to each of the Pre-Funded Warrants and Representative’s Warrants, upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Pre-Funded Warrants or Representative’s Warrants, as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

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 We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.  No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion letter is rendered to you solely for use in connection with the issuance and sale of the Securities in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP